      As Filed with the Securities and Exchange Commission on March 1, 2001
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                     INTERDIGITAL COMMUNICATIONS CORPORATION
               (Exact Name of Registrant as Specified in Charter)

                 PENNSYLVANIA                           23-1882087
          (State or Other Jurisdiction              (I.R.S. Employer
              of Incorporation or                    Identification
                Organization)                            Number)

                                781 Third Avenue
                       King of Prussia, Pennsylvania 19406
                                 (610) 878-7800
                        (Address, including zip code, and
                    telephone number, including area code, of
                    Registrant's principal executive offices)

                       2000 STOCK AWARD AND INCENTIVE PLAN

                            (Full title of the plan)

                       William J. Merritt, General Counsel
                     InterDigital Communications Corporation
                                781 Third Avenue
                       King of Prussia, Pennsylvania 19406
                     (Name and address of agent for service)

                                 (610) 878-7800
          (Telephone number, including area code, of agent for service)

                                              CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                Proposed                 Proposed
                                                maximum                  maximum
Title of shares to be       Amount to be        offering Price per       aggregate offering       Amount of
registered                  registered (1)      Share                    price                    registration fee
---------------------------------------------------------------------------------------------------------------------
   Common Stock              2,200,000           $ 8.96(2)               $19,712,000(2)             $4,928
   ($.01 par value)
                               537,063                 (3)                          (3)                   (3)
                               709,817                 (4)                          (4)                   (4)
                               584,500                 (5)                          (5)                   (5)
                               330,629                 (6)                          (6)                   (6)
                             1,396,453                 (7)                          (7)                   (7)
                               865,641                 (8)                          (8)                   (8)
                               750,000(9)        $ 8.96(2)               $ 6,720,000(2)             $1,680

---------------------------------------------------------------------------------------------------------------------
Total                        7,374,103                                   $26,438,000                $6,608
=====================================================================================================================

(1) This Registration Statement registers the offer and sale of up to 7,374,103 shares of Common Stock of InterDigital Communications Corporation (the "registrant" or the "Company") which are available for issuance, or hereafter become available for issuance, consisting of 2,200,000 shares under the Company's 2000 Stock Award and Incentive Plan (the "2000 Plan"), plus the following shares which are being transferred from the following plans: 537,063 shares under the Company's Non-Qualified Stock Option Plan, 709,817 shares under the Company's 1992 Non-Qualified Stock Option Plan, 584,500 shares under the Company's 1992 Employee Stock Option Plan, 330,629 shares under the Company's 1992 Incentive Stock Option Plan, 1,396,453 shares under the 1995 Employee Stock Option Plan, 865,641 shares under the 1997 Stock Option Plan for Non-Employee Directors (the above plans being collectively referred to as the "Preexisting Plans") and 750,000 shares subject to options outstanding under the Preexisting Plans that, after the effective date of the 2000 Plan, are canceled, forfeited or expired. Pursuant to Rule 416(a), the number of shares being registered shall be adjusted to include any additional shares which may become issuable as a result of stock splits, stock dividends or similar transactions in accordance with the anti-dilution provisions of the 2000 Plan and the Preexisting Plans.

(2) Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(h) on the basis of the average of the high and low prices per share of the registrant's Common Stock on the Nasdaq Stock Market's National Market on February 23, 2001 with respect to (i) 2,200,000 shares authorized for issuance under the 2000 Plan without regard to the Preexisting Plans, and (ii) the 750,000 shares described in note 9 below.

(3) These 537,063 shares were included in the 750,000 shares registered on March 3, 1995 in connection with the Non-Qualified Stock Option Plan pursuant to Registration Statement on Form S-8 (File No. 33-89922). The total registration fee paid at that time was $2,845. Pursuant to Instruction E to Form S-8, the Company is transferring 537,063 shares from that prior registration statement. The Company has filed a Post-Effective Amendment to the prior registration statement deregistering these 537,063 shares.

(4) These 709,817 shares were included in the 2,035,600 shares registered on October 16, 1992, in connection with the 1992 Non-Qualified Stock Option Plan pursuant to a Registration Statement on Form S-8 (File No. 33-53388). The registration fee paid at that time was $4,374. Pursuant to Instruction E to Form S-8, the Company is transferring 709,817 shares from that prior registration statement. The Company has filed a Post-Effective Amendment to the prior registration statement deregistering these 709,817 shares.

(5) These 584,500 shares were included in the 600,000 shares registered on October 23, 1992, in connection with the 1992 Incentive Stock Option Plan pursuant to a Registration Statement on Form S-8 (File No. 33-53660). The registration fee paid at that time was $1,172. Pursuant to Instruction E to Form S-8, the Company is transferring 584,500 shares from that prior registration statement. The Company has filed a Post-Effective Amendment to the prior registration statement deregistering these 584,500 shares.

(6) These 330,629 shares were included in the 1,500,000 shares registered on March 3, 1995, in connection with the 1992 Employee Stock Option Plan pursuant to a Registration Statement on Form S-8 (File No. 33-89920). The registration fee paid at that time was $5,690. Pursuant to Instruction E to Form S-8, the Company is transferring 330,629 shares from that prior registration statement. The Company has filed a Post-Effective Amendment to the prior registration statement deregistering these 330,629 shares.

(7) These 1,396,453 shares were included in the 4,000,000 shares registered on July 13, 1995, in connection with the 1995 Employee Stock Option Plan pursuant to a Registration Statement on Form S-8 (File No. 33-61021). The registration fee paid at that time was $9,310. Pursuant to Instruction E to Form S-8, the Company is transferring 1,396,453 shares from that prior registration statement. The Company has filed a Post-Effective Amendment to the prior registration statement deregistering these 1,396,453 shares.

(8) These 865,641 shares were included in the 1,500,000 shares registered on January 12, 2000, in connection with the 1997 Stock Option Plan for Non-Employee Directors pursuant to a Registration Statement on Form S-8 (File No. 33-94553). The registration fee paid at that time was $14,499. Pursuant to Instruction E to Form S-8, the Company is transferring 865,641 shares from that prior registration statement consisting of 865,641 shares reserved for issuance under such plan that are not subject to options outstanding under such plan. The Company has filed a Post-Effective Amendment to the prior registration statement deregistering these 865,641 shares.

(9) These 750,000 shares may be issued under the 2000 Plan to the extent that shares subject to options outstanding under the Preexisting Plans, after the effective date of the 2000 Plan, are canceled, forfeited or expired.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents which have been filed by InterDigital Communications Corporation ("registrant" or the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement:

        (a) our Annual Report on Form 10-K for the year ended December 31, 1999, as amended;

        (b) our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000; and

        (c) our Current Report on Form 8-K filed with the Commission on February 28, 2001.

        (d) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on April 25, 2000, together with Amendment No. 1 on Form 8-A/A filed with the Commission on May 2, 2000, and including any amendments or reports filed for the purpose of updating such description in which there is described the terms, rights and provisions applicable to our Common Stock.

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

        The Common Stock, which is the class of securities offered pursuant to this Registration Statement, is registered under the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

        The validity of the Common Stock registered hereunder has been passed upon for the Company by William J. Merritt, Esq., 781 Third Avenue, King of Prussia, Pennsylvania 19406. Mr. Merritt is General Counsel, Executive Vice President and Secretary of the Company, and Mr. Merritt owns 38,714 shares of Common Stock and options to purchase 203,000 shares of Common Stock.

Item 6. Indemnification of Directors and Officers.

        Sections 1741-1750 of the Pennsylvania Business Corporation Law of 1988 (the "BCL") and the Company's By-Laws provide for indemnification of the Company's directors and officers and certain other persons. Under Sections 1741-1750 of the BCL, directors and officers of the Company may be indemnified by the Company against all expenses incurred in connection with actions (including, under certain circumstances, derivative actions) brought against such director or officer by reason of his or her status as a representative of the Company, or by reason of the fact that such director or officer serves or served as a representative of another entity at the Company's request, so long as the director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company. As permitted under the BCL, the Company's By-Laws provide that the Company shall indemnify directors and officers against all expenses incurred in connection with actions (including derivative actions) brought against such director or officer by reason of the fact that he or she is or was a director or officer of the Company, or by reason of the fact that such director or officer serves or served as an employee or agent of any entity at the Company's request, unless the act or failure to act on the part of the director or officer giving rise to the claim for indemnification is determined by a court in a final, binding adjudication to have constituted willful misconduct or recklessness.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        Exhibit No.          Description
        -----------          -----------

        4 2000 Stock Award and Incentive Plan (incorporated by reference to Exhibit A to the Company's definitive proxy statement filed with the Commission on April 25, 2000)

        5                    Opinion of William J. Merritt, Esquire

        23.1                 Consent of Independent Public Accountants

        23.2                 Consent of William J. Merritt, Esquire
                             (included in Exhibit 5)

        24                   Power of Attorney (See Signature Page at pages 7-8)

Item 9. Undertakings.

        The undersigned registrant hereby undertakes as follows:

        (1) To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

        provided, however, that paragraphs (i) and (ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in King of Prussia, Pennsylvania, on February 28, 2001.

                           INTERDIGITAL COMMUNICATIONS CORPORATION


                           By: /s/ Howard E. Goldberg
                               --------------------------------------------
                               Howard E. Goldberg, Chief Executive Officer,
                               the principal executive officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Howard E. Goldberg and William J. Merritt, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date:  February 28, 2001                        /s/ Howard E. Goldberg
                                                ----------------------------------------------------
                                                Howard E. Goldberg, Chief Executive Officer,
                                                the principal executive officer

Date:  February 28, 2001                        /s/ Richard J. Fagan
                                                ----------------------------------------------------
                                                Richard J. Fagan, Executive Vice President and
                                                Chief Financial Officer, principal financial officer

Date:  February 28, 2001                        /s/ Harry G. Campagna
                                                ----------------------------------------------
                                                Harry G. Campagna, Chairman of the Board

Date:  February 28, 2001                        /s/ D. Ridgely Bolgiano
                                                ----------------------------------------------
                                                D. Ridgely Bolgiano, Director

Date:  February 28, 2001                        /s/ Steven T. Clontz
                                                ----------------------------------------------
                                                Steven T. Clontz, Director

Date:  February 28, 2001                        /s/ Joseph S. Colson
                                                ----------------------------------------------
                                                Joseph S. Colson, Director

Date:  February 28, 2001                        /s/ Robert S. Roath
                                                ----------------------------------------------
                                                Robert S. Roath, Director

                                 EXHIBIT INDEX


Exhibit No.                        Description
-----------                        -----------

    5                Opinion of William J. Merritt, Esquire

  23.1               Consent of Independent Public Accountants